Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	May 18, 2016
CONTACT:	Joseph F. Casey
EVP/COO/CFO
PHONE:	508-895-1312

FOR IMMEDIATE RELEASE

HARBORONE BANCORP, INC. TO COMMENCE

STOCK OFFERING

Brockton, MA, May 18, 2016 — HarborOne Bank and its proposed new holding company, HarborOne Bancorp, Inc., announced today that they have received all required regulatory approvals to commence HarborOne Bancorp’s stock offering in connection with the proposed reorganization of HarborOne Bank into a mutual holding company form of organization.

HarborOne Bancorp also announced that the registration statement relating to the sale of its common stock has been declared effective by the Securities and Exchange Commission. HarborOne Bancorp is offering for sale up to 12,569,040 shares of common stock at a purchase price of $10.00 per share. The offering may be increased to up to 14,454,396 shares to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock. The shares will be offered in a subscription offering first to certain depositors of HarborOne Bank, second to certain of HarborOne Bank’s tax-qualified employee benefit plans, and third to employees, officers and directors of HarborOne Bank and its wholly owned subsidiary, Merrimack Mortgage Company, LLC. Information regarding the reorganization and stock offering will be mailed to eligible subscribers on or about May 20, 2016. Shares of common stock that are not subscribed for in the subscription offering will be offered for sale to members of the general public in a community offering, with priority given to natural persons residing in the Massachusetts cities and towns served by HarborOne Bank.

The subscription and community offerings are being managed by Sandler O’Neill & Partners, L.P. All questions concerning the offering or requests for offering materials should be directed to the Stock Information Center at (508) 895-1015. The Stock Information Center will open on Monday, May 23, 2016, and will be open Monday through Friday from 10:00 a.m. to 4:00 p.m. through June 10, 2016, the scheduled expiration date of the subscription offering.  The Stock Information Center will be closed on May 30, 2016 in observance of Memorial Day.

HarborOne Bancorp must sell at least 9,290,160 shares of its common stock in the offering.  Completion of the reorganization and offering is also subject to final bank regulatory approvals and other customary closing conditions.

About HarborOne Bank

With $2 billion in assets, HarborOne Bank is the largest co-operative bank in New England. HarborOne serves the financial needs of consumers, businesses, and municipalities throughout southeastern Massachusetts through its network of 14 full-service branches, two limited service branches, a commercial loan office in Providence, Rhode Island, a residential lending office in Westford, Massachusetts, and 13 free-standing ATMs. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to its Brockton and Mansfield locations. HarborOne is the parent company of Merrimack Mortgage, LLC, a full-service mortgage lender with 34 offices in Massachusetts, New Hampshire, Connecticut and Maine, and also does business in five additional states.

This press release contains statements that may be considered forward-looking statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Actual results could differ materially as a result of, among others, adverse conditions in the capital and debt markets, market disruption or exchange-related delays.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other government agency.